EXHIBIT 99.3

Fourth Quarter Fiscal 2014 Earnings Prepared Comments

Ashland released results for the quarter ended September 30, 2014, at approximately 5 p.m. Eastern Time today. These results are preliminary until we file our Form 10-K with the Securities and Exchange Commission. A copy of the news release, a slide presentation and these prepared remarks have been furnished to the SEC in a Form 8-K. These prepared remarks should be read in conjunction with the slides and earnings release.

We will host a conference call and webcast on Thursday, November 6, 2014, at 9:00 a.m. EST to discuss these results.

Slide 2: Forward Looking Statement, Regulation G: Adjusted Results

As shown on Slide 2, our remarks include forward-looking statements, as that term is defined in securities laws.
We believe any such statements are based on reasonable assumptions, but cannot assure that such expectations will be achieved.
Please also note that we will be discussing adjusted results in this presentation.
We believe this enhances understanding of our performance by more accurately reflecting our ongoing business.

Slide 3: Highlights

Ashland finished fiscal 2014 on a strong note with another quarter of year-over-year volume, sales and EBITDA growth. Additionally, each unit exceeded the profitability estimates we had outlined at the beginning of the fourth quarter. The global restructuring program remains firmly on track, with run-rate savings exceeding $100 million at the end of the fourth quarter. Ashland also has retired approximately 8.9 million shares under the existing $1.35 billion share repurchase authorization.

Ashland reported a loss of $0.35 per share from continuing operations for the fourth quarter. These results include a loss related to the annual pension adjustment where Ashland recognizes pension gains and losses in the year in which they occur. When adjusted for key items, earnings per share from continuing operations were $1.42, a 10 percent increase over prior year.

Ashland’s volume increased 3 percent from prior year on strong results from each of the commercial units. Ashland’s sales exceeded $1.5 billion, an increase of 5 percent from prior year. Sales within Ashland Specialty Ingredients (ASI) increased 9 percent from prior year on a 4 percent increase in volume and improved mix. ASI’s year-ago results were negatively affected by Ashland’s global SAP rollout. Excluding these effects, we estimate ASI’s sales increased approximately 7 percent. Year-over-year sales in Ashland Performance Materials (APM) grew 2 percent from prior year on good volumes, more than offsetting price declines in the butanediol (BDO) market. ValvolineTM sales increased 2 percent year over year, led by strong results from Valvoline Instant Oil ChangeSM (VIOC).

Adjusted EBITDA grew 8 percent, to $272 million, while adjusted EBITDA margin increased 60 basis points to 17.7 percent.

TM Trademark, Ashland or its subsidiaries, registered in various countries

SM Service mark, Ashland or its subsidiaries, registered in various countries

Slide 4: Key Items Affecting Income

In total, five key items had a net unfavorable impact on EPS from continuing operations of $1.77 in the fourth quarter.

1)	The first key item is a $3 million after-tax charge related to an impairment of in-process research and development within Ashland Specialty Ingredients.

2)	The second key item is a $21 million after-tax charge related to the global restructuring.

3)	The third key item is a $5 million after-tax charge related to a foreign legal reserve.

4)
The fourth key item is a $202 million after-tax charge related to our annual pension adjustment. Ashland recognizes pension gains and losses in the year they occur. This non-cash, book loss was primarily due to a change in the mortality tables used to estimate the life of the pension obligations.

5)
Last, Ashland had a $100 million favorable tax adjustment. This involves numerous tax adjustments related primarily to the Ashland Water Technologies transaction and a change to Ashland’s deferred tax liability pertaining to unremitted foreign earnings.

In the year-ago quarter, five key items combined for a net favorable impact on earnings per share of $2.98.

Slide 5: Adjusted Results Summary

Ashland completed the year on a strong note as sales increased 5 percent from prior year on a 3 percent gain in volumes. Each commercial unit posted year-over-year gains in volume and revenue. This performance helped drive Ashland’s EBITDA to $272 million, an 8 percent increase over prior year. ASI turned in another solid quarter, with robust sales growth in nearly every region of the world. Cost discipline, mix improvement and cost savings from our global restructuring drove ASI’s EBITDA margin to more than 23 percent. Despite lower BDO pricing within APM, good volumes in intermediates and solvents (I&S) and elastomers led to a 2 percent increase in sales. APM’s EBITDA declined primarily as a result of costs associated with a planned maintenance turnaround and lower BDO pricing. Led by solid performances in the Do-It-For-Me (DIFM) and international channels, Valvoline ended a record year by posting a record September quarter for operating income.

Good cost execution within ASI was offset by turnaround costs in APM and the effect of base-oil cost increases announced earlier in the summer that negatively affected Valvoline’s fourth-quarter results. These offsetting effects resulted in Ashland’s gross profit as a percent of sales being roughly flat with prior year. Savings from the global restructuring program were offset by stranded costs and the resetting of incentive compensation following last year’s low payout, leading to a year-over-year increase of $4 million in SG&A expenses.

On a sequential basis, sales declined 4 percent, in line with normal seasonal trends. Profitability, however, was lower than normal as a result of the previously described plant turnaround. Excluding this effect, the sequential change in profitability was in line with normal seasonality.

Slide 6: Ashland Specialty Ingredients – Adjusted Results Summary

ASI turned in another solid quarter as both revenue and EBITDA met or exceeded the estimates we had outlined at the beginning of the fourth quarter. Strong sales volumes and favorable business mix, supported by disciplined cost execution, drove the improved results. This led to a 140-basis-point increase in EBITDA margin when compared to the June quarter. This marks the third consecutive quarter of sequential EBITDA margin improvement for ASI.

As compared with prior year, sales grew 9 percent and EBITDA margin increased 310 basis points, to 23.1 percent. Normalizing for the impact of Ashland’s global SAP rollout in the year-ago period, we estimate sales increased roughly 7 percent.

Within Consumer Specialties, volume and sales each grew by a low double-digit rate from the prior year. This was partially due to unusually low volumes in the year-ago period related to the SAP rollout, which primarily affected our European business. We saw good growth across the globe with the exception of flat results in Latin America. We delivered double-digit percentage volume and sales growth in each of our skin care, oral care, pharmaceutical and nutrition end markets. Improved service levels and new applications launched with multinational and regional customers drove the solid results.

Within Industrial Specialties, sales grew 3 percent year over year, led by strong performances out of Asia and North America. In Asia, we saw continued strength in construction markets, with double-digit percentage volume and revenue growth. In North America, revenue grew by a mid-single-digit rate, with particular strength coming from energy and coatings. Our industrial businesses in Latin America posted low-single-digit percentage revenue growth, while in Europe, we saw a slight decline from prior year. With respect to end markets, adhesives and energy posted the largest gains in sales and profitability. Coatings posted modest sales growth on strong capacity utilization rates. We have HEC expansion projects under way and plan to have additional volume available to the market in early calendar 2015.

The global restructuring program resulted in $9 million of cost savings in the quarter. These were offset as a result of resetting the incentive compensation from a low base in the prior year. We expect net savings from the restructuring program to be accretive to first-quarter results.

Looking ahead to the first quarter, we expect year-over-year volume growth from our base business to be in the low single digits on a percentage basis. While we continue to see good demand for our products, we are maintaining a cautious outlook on Europe and some countries in Latin America. Additionally, we have substantially eliminated our exposure to the powder guar market, which last year accounted for roughly $10 million in sales. Lastly, we anticipate foreign exchange to negatively affect the first quarter. In total, we expect ASI’s sales in the first quarter to be essentially flat compared to a year ago.

We expect the combination of improved business mix, good core volumes, and reduced SG&A expenses to deliver a 100-150 basis point increase to EBITDA margin over prior year.

Slide 7: Ashland Performance Materials – Adjusted Results Summary

APM posted better-than-expected earnings, exceeding the estimates we had shared at the beginning of the fourth quarter. Solid volume growth of 4 percent more than offset pricing declines within I&S, leading to a year-over-year sales increase of 2 percent for APM. These pricing declines, coupled with the previously disclosed $8 million turnaround at an I&S facility and a $4 million increase to SG&A, resulted in EBITDA declining to $31 million from prior year and EBITDA margin of 8.1 percent.

Overall composites volumes were flat with prior year. Double-digit percentage volume and sales gains in China were offset by weakness in other geographies, particularly India and Latin America. In China, we saw broad-based growth across most end markets. In particular, we continue to see strong penetration rates in the Chinese energy market, where we are consistently winning flue gas desulfurization projects. Globally, the mining and building and construction markets remained sluggish, while the overall transportation market has strengthened, principally in the North American heavy truck segment.

Elastomers posted another quarter of solid improvement with mid-single-digit percentage gains in both volumes and sales. Butadiene declined modestly in the fourth quarter, providing a slight tailwind. During the quarter, Ashland announced an agreement to sell the elastomers business to Lion Copolymer. We are pleased with the value we received for the business, and we expect to complete this transaction by the end of December.

Good sales volumes in I&S were not enough to offset pricing declines in the BDO market, leading to a 3 percent decline in sales versus prior year. On a year-over-year basis, contract BDO prices fell between 3 percent and 8 percent, depending on geography, as additional capacity came on line in China. We anticipate continued pricing pressure as we move into fiscal 2015. However, we do anticipate that a trough will be reached by the end of the 2015 calendar year. Over the course of this fiscal year, we intend to take a number of steps to mitigate this pricing pressure. These include continuing to maximize our plant efficiency, optimizing product sales mix, and focusing our sales efforts on selected regions – such as North America and Europe – where supply and demand are better balanced.

Looking to the first quarter, we expect sales to be flat with prior year. Strong composites volumes in North America and continued volume gains in Asia are expected to offset pricing declines in the BDO market. EBITDA margin is expected to be 9.0-9.5 percent, compared to 9 percent in the prior-year period. Composites volume gains and cost savings as part of the global restructuring program are expected to drive the year-over-year margin expansion. For modeling purposes, the prior-year period included $2.5 million of equity income from the recently divested ASK joint venture.

Slide 8: Valvoline – Results Summary

Valvoline posted a record fourth quarter and year, with full-year EBITDA reaching $360 million, a 9 percent increase over prior year. As compared with the prior year quarter, Valvoline’s volume and sales increased by 2 percent, led by another strong performance from VIOC. Same-store sales at company-owned VIOC sites grew 5 percent year over year, driven by increased oil changes per day and higher average ticket price. Valvoline’s segment earnings increased $4 million, or 5 percent, versus the same period in the prior year. The increase was partly driven by SG&A savings from the global restructuring program.

Good performances from the Do-It-For-Me (DIFM) and international channels offset year-over-year volume and sales declines in the Do-It-Yourself (DIY) channel. Within the DIFM channel, both VIOC and our non-captive installer line of business posted mid-single-digit percentage sales growth over the prior year. VIOC’s results were driven by strong product mix, good execution at the point of sale, and the addition of 11 company-owned stores. The international channel posted mixed results, delivering 3 percent volume gains over the prior year. Strong results in Latin America were offset by weak sales in Europe. DIY volumes declined by 2 percent, primarily due to the timing of marketing promotions at key retailers. Overall mix continued to improve, with premium lubricant sales volume increasing almost 400 basis points from prior year, to 37.8 percent.

Base oil and additive price increases early in the summer were the primary drivers of a 100-basis-point decline in gross profit margin as compared to prior year. However, this decline was offset by lower SG&A spend related to the global restructuring. As a result, EBITDA margin improved 40 basis points, to 16.7 percent, versus the prior year.

Looking ahead to the first quarter, we expect sales to increase by roughly 1-2 percent from prior year as we move into our seasonally weakest quarter. This growth, combined with base-oil price declines that occurred in the fourth quarter, should lead to EBITDA margin improvement of roughly 90 basis points over prior year and 130 basis points sequentially.

Slide 9: Fiscal Fourth Quarter 2014 – Corporate Items

A change to mortality rate tables was the primary driver to a $317 million pre-tax, non-cash pension and other post-retirement charge. This resulted from Ashland’s mark-to-market pension and other post-retirement accounting, as actuarial gains and losses are recognized in the year in which they occur. Looking to 2015, Ashland expects pension and other post-retirement income of $26 million, flat with 2014. This includes a $28 million service cost expense that is allocated to the commercial units and $54 million of income recorded in the unallocated and other caption. Required cash pension funding contributions are expected to increase to approximately $95 million in fiscal 2015. However, as a result of recently passed legislation, cash contributions are expected to decline to approximately $75 million in fiscal years 2016 and 2017.

For modeling purposes, we expect adjusted corporate income in 2015 of approximately $35-$45 million, up from $16 million in 2014. The primary driver to the increase is the elimination of stranded costs associated with the Ashland Water Technologies divestiture. This income is recorded in the unallocated and other caption and consists primarily of pension income offset by legacy environmental expenses.

Net interest expense in the quarter was $40 million, bringing the full year to $158 million. We expect this same level of net interest expense in 2015.

The effective tax rate for the quarter was 23.4 percent, while the full-year rate was approximately 20 percent. For the full year, our structural rate was in line with our prior expectations at roughly 23 percent. However, we had several discrete items that had a favorable impact to the full-year effective rate. For 2015, we expect our structural rate to be 22-24 percent. However, it should be noted that a number of variables can affect the rate from quarter to quarter. Going forward, we’ll continue to share our expectations each quarter regarding our full-year rate.

Trade working capital finished the year at 18.1 percent of sales. We expect trade working capital as a percent of sales to be approximately 18.5 percent in 2015.

Capital expenditures were $97 million in the quarter, bringing the full-year total to $248 million. For 2015, we expect to increase capital expenditures to approximately $275-$300 million.

Free cash flow for the quarter was $79 million, bringing our total for the full year to $332 million. For fiscal 2015, we expect free cash flow of $290-$340 million. This includes $60 million of cash costs related to the global restructuring that is expected to deliver $200 million in annual cost savings. On a normalized basis, this would equate to free cash flow of $350-$400 million. This level of free cash flow moves us toward our ultimate goal of generating free cash flow that is roughly equal to net income on an annual basis.

Key items leading to the forecasted year-over-year decline in cash flow are an increase of approximately $50 million in required cash contributions to our global pension plans, and a $90 million increase in cash taxes to reflect a return to a more normalized cash tax rate versus the unusually low rate in fiscal 2014.

Slide 10: Global Restructuring Program Update

Ashland’s global restructuring program, which is targeting $200 million in cost savings as part of a broad-based plan to improve the company’s competitive position, remains firmly on track to capture substantially all of the savings by the end of the second quarter of fiscal 2015. As expected, at the end of the fourth quarter Ashland had achieved more than $100 million in annualized run-rate cost savings.

Savings to date from the restructuring program have largely offset the previously disclosed headwinds of stranded costs, incentive compensation and merit increases. We expect to see net savings from the restructuring beginning in the December 2015 quarter.

We now estimate book costs will increase to $160-$170 million, up from previous guidance of $140-$160 million. Through the fourth quarter, we have booked approximately $150 million. In 2015, we expect restructuring charges of $10-$15 million. We now expect cash costs to be $120-$130 million.

To date, more than 80 percent of the estimated 800 job eliminations have been completed. We expect to have substantially all of the job eliminations finished by the end of the second fiscal quarter of 2015. Ashland has made good progress on relocating additional positions to low-cost centers of excellence.

Slide 11: Share Buyback Program Update

To date, Ashland has retired approximately 8.9 million shares under the Accelerated Share Repurchase (ASR) and 10b5-1 programs. The $250 million 10b5-1 program is largely complete and the current ASR will be complete during the third quarter of fiscal 2015. As of now, we have roughly $270 million remaining under the $1.35 billion share repurchase authorization program.

Moving into fiscal 2015, Ashland has several strong catalysts supporting share price appreciation. Core areas of the business have turned in consistently solid performances over the past several quarters. We expect that to continue into 2015. We are making very good progress on the global restructuring program and remain on track to capture substantially all of the $200 million in cost savings by the middle of fiscal 2015. As a result of the cost savings and expected strong operating performances from the businesses, we expect good organic earnings per share growth in 2015.

Nevertheless, it is our continuing belief that Ashland stock remains undervalued, representing one of the best investments available to our continuing shareholders. As such, management intends to complete the $1.35 billion authorization before its expiration in December 2015.

In addition to repurchasing stock, Ashland will continue to evaluate other uses of its cash, including potential investments in high-return capital projects, bolt-on acquisitions, and targeted debt reductions.

Slide 12: Fiscal 2015 Objectives

Ashland’s goal is clear: we are creating a high-performing specialty chemical company with EBITDA margins approaching the best of our peer group. In doing so, we will create significant value for our shareholders.

In 2014, our focus was on redesigning the company to better position it for growth. The operational enhancements that were put into place as part of the global restructuring program are now bearing fruit. We are seeing good growth in the core areas of our business, and Ashland’s more streamlined, efficient organization is driving margin expansion.

With much of the structural change now finished, our focus in fiscal 2015 will shift to enhancing Ashland’s operations. Our primary objective in the year ahead is a relentless focus on operational excellence. There are three main areas of the business where we aim to inculcate a culture of continuously pursuing excellence:

1) It begins with commercial excellence. This includes driving profitable growth through our market segmentation strategy, expanding our innovation pipeline, speeding product development and getting closer to our customers.

2) By the end of the second quarter of fiscal 2015, Ashland will have achieved substantially all of the identified $200 million in cost savings, primarily at the SG&A line. At that point, our focus will shift to preserving those savings. This is critical to our ability to drive earnings growth and achieve our long-term objectives. Ashland’s global leadership team will be held accountable for delivering against these cost-savings goals. Over time, our objective is to create a culture of cost efficiency enabling continuous leverage as we grow our businesses.

3) The health of any business relies on a strong and efficient supply chain. Our goal here is to source, convert, and deliver in the most efficient way possible with the aim of providing the highest quality product at the most competitive cost at each value point.

An efficient supply chain and SG&A support structure will enable our commercial teams to better compete for new projects and applications. But in order to capture the best opportunities, we need to optimize our resource allocation. We’ll continue to invest in the highest growth end-markets and geographies to get closer to the market and to our customers. At the same time, we will build on what we started in 2014 and continue to focus on growing Ashland’s core businesses.

We have several capital projects under way supporting organic growth in key end markets such as pharmaceutical and coatings. Additionally, we will continue to invest in centers of excellence around the world. One example of this is the recently opened pharmaceutical center of excellence in Wilmington, Delaware, where we consolidated research and development operations into one location. This facility focuses on drug delivery and bioavailability enhancement. This is another example of Ashland’s commitment to being close to its customers enabling us to deliver innovative solutions to the market and improving our competitive position.

Slide 13: Margin Profile Expectations – A Bridge from 2014

As we enter 2015, we remain on track to achieve our long-term EBITDA margin objectives. We are making good progress toward achieving the metrics to which we have committed, and we expect to be at, or near, the range for each of our commercial units by the end of fiscal 2015.

Within ASI, good revenue growth, combined with disciplined cost execution and SG&A cost savings, should lead to EBITDA margin of approximately 22.5-23.5 percent in 2015. This is good progress as we continue to work toward our long-term EBITDA margin target of 25-27 percent.

For APM, we expect continued pricing pressure in the BDO market to offset volume gains within composites, leading to a 150-250 basis point decline in EBITDA margin. We have seen substantial capacity additions within the BDO market over the past several months, primarily in China. As a result, and based on current market conditions, we expect prices to decline another 5-7 percent. To mitigate the negative effects, we are optimizing product mix by making investments to upgrade our capacity, enabling increased production of the higher-value derivatives. We are also optimizing our geographic mix to take advantage of global price differences. Additionally, we are making investments to maximize plant efficiencies, further improving our low-cost position. In total, we expect a full-year headwind from BDO of approximately $20 million versus 2014, leading to EBITDA margin of 8-9 percent.

Valvoline is expected to have another strong year in 2015. Strong volume growth in the international channel, coupled with store count growth and additional mix upgrade within VIOC, should offset slight volume declines in the DIY channel. EBITDA margin is expected to be flat to up 100 basis points from the 17.6 percent rate in 2014.

As indicated on slide 9, we expect approximately $35-$45 million of income recorded in the unallocated and other caption.

In total, good overall top-line growth, combined with operational efficiency and $200 million in cost savings, should drive Ashland’s full-year EBITDA margin for 2015 to more than 18 percent.